EXHIBIT 10.1

                              CONSULTING AGREEMENT

This Consulting Agreement (this "AGREEMENT") is made as of the 23rd day of September, 2008 and effective as of 6 June 2008 (the "EFFECTIVE DATE"), by and between WIN GAMING MEDIA, INC. (the "COMPANY"), a corporation incorporated under the laws of the State of Nevada with its offices located at 103 Foulk Rd., Wilmington, DE 19803, USA from the one hand, and Citron Investments Ltd., an Israeli Private Company Number 512083270, having its principal place of business at 4 Ovadia Street, Ramat Gan 52245, Israel (the "CONSULTANT"), from the second hand. The Company and the Consultant may be referred to as a "PARTY" and collectively as the "PARTIES".

WHEREAS, the Company desires to retain the services of the Consultant, solely through Mr. Shimon Citron, to serve as the Chief Executive Officer of the Company (the "CEO") in a part time capacity (the "SERVICES"), and Shimon Citron represents that he has the requisite skills and knowledge to serve in such capacity, and it desires to be engaged in such position, according to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the Parties' mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.   ENGAGEMENT

     1.1. The Consultant shall provide the Company with the Services through Mr. Shimon Citron. Accordingly, Mr. Shimon Citron, shall serve as, and with the title, office and authority of, the CEO of the Company. Since the Consultant already started to provide the Company with the Services commencing on the Effective Date, it is agreed that the provisions of this Agreement shall apply retroactively from the Effective Date.

     1.2. Shimon Citron shall have effective supervision and control over, and responsibility for, the strategic direction and general and active day-to-day leadership and management of the business and affairs of the Company and the direct and indirect subsidiaries of the Company, subject only to the authority of the board of directors of the Company (the "BOARD"). Shimon Citron shall have all of the powers, authority, duties and responsibilities usually incident to the position of a CEO of a corporation.

     1.3. Shimon Citron shall report to and be under the management of the Board. The CEO shall comply with the instructions of the Board, or such persons that the Board may appoint for that purpose, including instructions concerning procedures and discipline.

     1.4. Shimon Citron agrees to provide the Services from the Company's offices, located in Israel. Without derogating from the above, Shimon Citron acknowledges that due to the nature of a CEO position, he shall travel on temporary trips to such other place or places as may be required from time to time to perform the CEO"s duties hereunder.

     1.5. Shimon Citron undertakes to devote at least 25 (twenty five) hours per week exclusively to the business and affairs of the Company as required for the provision of the Services. During the term of the this Agreement, Shimon Citron will be permitted to be engaged in other business activities, for himself or any other person, provided that such engagement shall not raise actual or potential conflicts of interest with the Company's business and affairs. During the term hereof and thereafter as provided below, neither the Consultant nor Mr. Shimon Citron will render any services to any supplier or customer of the Company and/or to any competitor of the Company.

     1.6. In rendering the Services, the Consultant and Mr. Shimon Citron shall comply with all policies and procedures of the Company, as may be in effect from time to time.

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2.   CONSIDERATION

     In consideration for the Services to be performed by Consultant under the terms and conditions of this Agreement, the Consultnat shall be entitled to receive from the Company, during the term of this Agreement, the following remuneration:

     2.1. MONTHLY FEE. In consideration for the Services, the Company shall pay the Consultant a monthly fee (the "MONTHLY FEE") of Ten Thousand United States Dollars (US$ 10,000). The Monthly Fee shall be paid at monthly intervals, in accordance with the normal payroll practices of the Company. The Company shall make deductions from the Monthly Fee as is customary and as required under applicable law.

     2.2. EXPENSES. The Company shall pay or reimburse the Consultant for all travel expenses incurred or paid by the Consultant in connection with the performance of the Services under this Agreement upon approval of the expense statements or vouchers or such other supporting information, as it shall be requested from time to time by the Board. The Company shall also reimburse Mr. Citron for all the expenses incurred or paid by him in connection with the performance of the Services, provided that such expenses shall be approved by the Board in advance.

     2.3. MOTOR VEHICLE. The Consultant shall be entitled to repayment by the Company of expenses incurred by the Consultant in connection with one automobile owned and operated by Mr. Citron. Such expenses shall include, without limitation, the insurance (with coverage reasonably satisfactory to the Consultant), gasoline, oil, tires, warranty and routine service and other maintenance and repairs for the automobile, provided that the total amounts payable to the Consultant by the Company for such expenses shall not exceed One Thousand United States Dollars (US$ 1,000) per month. The Consultant shall not be entitled to compensation for fines for traffic violations.

     2.4. SPECIAL BONUS. It is agreed that should the Company's valuation, during the term of this Agreement (including the Notice Period as defined below), as indicated from the price per share for each of the Company's shares as quoted on the stock exchange or on an automatic quotation system (such as the Over The Counter Bulletin Board) in which the Company's shares are listed or quoted, shall exceed Ten Million United States Dollars (US$ 10,000,000) throughout a continuous period of at lease thirty (30) consecutive days, then the Consultant shall be entitled to receive from the Company a special bonus (the "SPECIAL BONUS") equals to Two Per Cents (2%) of the average Company's valuation in such thirty days period.

     2.5. LIABILITY INSURANCE. During the term of this Agreement, the Company undertakes to include Mr. Shimon Citron in the framework of the Company's Directors and Officers insurance policy, in similar amounts, terms, conditions and limitations as apply to the other officers of the Company, from time to time.

     2.6. RENEGOTIATION OF TERMS. The Consultant's compensation and benefits under this Agreement shall be renegotiated on the first anniversary of the Effective Date.

     2.7. All payments hereunder, including payment of the Monthly Fee, the reimbursement of expenses related to the Motor Vehicle and the Special Bonus (to the extent the Consultant shall be entitled to receive it), shall be made against Consultant's itemized invoice, and, if applicable, shall be accompanied by VAT at the rate prescribed by law, subject to any set-offs or other deductions of any nature as required under any applicable law, unless Consultant provides the Company with appropriate tax exemption documentation. Income tax imposed on the Consultant in connection with any payments to be made under the Agreement (including with respect to any shares of the Company granted to Consultant in lieu of the Special Bonus) shall be borne by the Consultant. For the avoidance of doubt, the Company shall have the right to withhold any applicable tax with respect to any payment and/or other benefit (such as the grant of shares) payable and/or granted to Consultant hereunder, unless consultant provides the Company with appropriate tax exemption documentation.


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     2.8. For the avoidance of any doubt, the Monthly Fee, the reimbursement of expenses as provided above and the Special Bonus (to the extent the Consultant shall be entitled to receive it) (together the "CONSIDERATION"), constitute the full and final consideration for the Services, and the Consultant shall not be entitled to any additional consideration, of any sort for its Services.

     2.9. All payments and other benefits hereunder shall be paid and granted to the Consultant, or any of its counterparts, as shall be informed by the Consultant to the Company in writing from time to time.

3.   TERM AND TERMINATION

     3.1. The term of this Agreement shall be six (6) months, commencing on the Effective Date (the "TERM"), unless and until terminated by either Party for any reason, as provided in Section 3.2 hereunder, and thereafter shall be automatically extended for undefined period following the expiration of such six (6) months.

     3.2. This Agreement may be terminated by either Party, at any time, without any further obligation to the other Party under this Agreement (other than those obligations surviving termination or expiration hereof), by ninty (90) days prior written notice to the other Party (the "NOTICE PERIOD"), unless terminated as a result of a material breach, in which case this Agreement may be terminated by either Party upon fourteen
          (14) days prior written notice to the other Party if such a breach was not cured during the aforesaid fourteen (14) days period.

     3.3. Upon expiration or termination of this Agreement, and during the Notice Period, the Consultant will transfer its position to the its replacement in an orderly manner and, in addition to its obligations under Article 4 below, it will return to the Company any equipment and/or other property belonging to the Company.

4.   CONFIDENTIALITY

     4.1. The Consultant shall not disclose or put to its own use, or to the use of any third party, any Proprietary Information (as hereinafter defined) of the Company and/or its affiliates of which Consultant has been or hereafter becomes informed, whether or not developed by the Consultant.

          "PROPRIETARY INFORMATION" shall mean confidential and proprietary information concerning the business and financial activities of the Company and/or its affiliates, including, inter alia, the Company's and/or its affiliates' product research and development, banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned), whether documentary, written, oral or computer generated. HOWEVER, excluded from the above definition with respect to Consultant's confidentiality undertaking is any information that Consultant can prove (i) is or later becomes part of the public knowledge except as a result of the breach of Consultant's undertakings towards the Company;
          (ii) reflects information and data generally known in the industries or trades in which the Company operates; (iii) as shown by written records, is received by Consultant from a third party exempt from confidentiality undertakings towards the Company; (iv) the Consultant is compelled to disclose by court or government action pursuant to applicable law, provided, however, that Consultant provides the Company prompt notice thereof so that it may seek a protective order or other appropriate remedy prior to the compelled disclosure.


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     4.2. The Consultant will use the Proprietary Information solely to perform the Services for the benefit of the Company. The Consultant shall use best efforts to protect all Proprietary Information.

     4.3. Upon termination of its engagement with the Company, the Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to its engagement with the Company.

     4.4. Consultant recognizes that the Company received and will receive confidential and/or proprietary information from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during its engagement and after its termination, Consultant undertakes to keep and hold all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform its duties hereunder and in consistent with the Company's agreement with such third party. Upon termination of its engagement with Company, Consultant shall act, with respect to such information, as set forth in Section 4.2 and 4.3 below, mutatis mutandis.

     4.5. Consultant's undertakings under this Article 4 shall remain in full force and effect after termination or expiration of this Agreement or of any renewal thereof.

5.   INTELLECTUAL PROPERTY RIGHTS

     5.1. Consultant shall promptly disclose to Company or its nominee, any and all inventions, designs, original works of authorship, formulas, concepts, techniques, processes, formulas, trade secrets, discoveries and improvements resulting, directly or indirectly, from the Services and/or conceived or made by Consultant or anyone on its behalf in the course of providing the Company with the Services (the "INTELLECTUAL PROPERTY"), and hereby assigns and agrees to assign to Company or its nominee, at the Company's sole discretion, all its interest, save for moral rights, in any Intellectual Property. Consultant agrees to assist the Company, as instructed by the Company in every proper way to obtain and enforce patents, copyrights, mask work rights, and other legal protections for the Intellectual Property in any and all countries (the "IP ASSISTANCE"). Whenever requested to do so by the Company, Consultant will execute any documents that the Company may reasonably request for use in obtaining or enforcing or extending or renewing such patents, copyrights, mask work rights, trade secrets and other legal protections. The obligations in this Article 5 shall be binding upon the Consultant's assigns, executors and other legal representatives.

     5.2. Consultant agrees that all the Intellectual Property is work made for hire and will be the sole and exclusive property of the Company or its nominee, at the Company's sole discretion. All Intellectual Property, which shall be reduced to practice during and/or within twelve (12) months after termination of this Agreement, shall be deemed to have been invented during the term of this Agreement, unless otherwise proven by the Consultant.

     5.3. Consultant's undertakings under this Article 5 with respect to providing IP Assistance concerning Intellectual Property developed during the course of the Services shall remain in full force and effect after termination of this Agreement or any renewal thereof, PROVIDED, HOWEVER, that the Company compensates Consultant at a reasonable rate for time or expenses actually spent by him at the Company request for such assistance after termination of this Agreement.


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6.   ASSURANCES; NO CONFLICT

     6.1. Consultant hereby warrants, represents and confirms to Company that on the date hereof it is free to be engaged by the Company upon the terms contained in this Agreement and that there are no engagements, contracts, consulting contracts or restrictive covenants preventing full performance of its duties hereunder.

     6.2. During the Term, and without derogating from any other provision of this Agreement, the Consultant shall not, directly or indirectly (i) engage in other activities which conflict with the duties assigned to him hereunder or raise actual or potential conflicts of interest with the Company's business, or (ii) receive any payment or other benefits from any third party, regarding the Services provided to the Company. The Consultant shall immediately notify the Board of any actual or potential conflict of interest that may arise with respect to its Services.

     6.3. Consultant hereby further represents warrants and confirms that nothing in this Agreement conflicts with any of Consultant's current relationships with any other entity.

     6.4. Consultant shall not use the funding, facilities and resources of any third party to perform the Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights to produce such work. Nothing done in the Consultant work for any third party shall be considered part of the Services performed hereunder.

7.   COMPETITIVE ACTIVITY; NON-SOLICITATION

     7.1. Consultant will not, as long as the Consultant provides Services to the Company hereunder and for a period of twelve (12) months thereafter, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, consultant, licensor or in any other capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities which are in direct competition with products or services offered by the Company and/or its affiliates at the prevailing time or in direct competition with any research and development efforts in connection with the Company and/or its affiliates intended products and services at the prevailing time without the Company's prior consent.

     7.2. During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not solicit or induce any employee, advisor, contractor or customer of the Company and/or its affiliates to terminate or breach any employment, contractual or other relationship with the Company and/or its affiliates.

8.   INDEPENDENT CONTRACTOR

     8.1. Consultant agrees and acknowledges that it is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between the Company and between the Consultant and/or Mr. Shimon Citron.

     8.2. If, despite the Parties' explicit intent as reflected in this Agreement, a competent court determines the existence of an employer-employee relationship between the Company and the Consultant and/or Mr. Shimon Citron, and decides that the Consultant and/or Mr. Shimon Citron is entitled to payments and/or other benefits in connection with such employment relationship, then Consultant and Mr. Shimon Citron shall indemnify the Company and hold it harmless from any loss or damage incurred by the Company as a result of, or in connection with, such court decision, including reasonable expenses and legal fees, and the following provisions shall apply:


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          8.2.1. In lieu of the Consideration (including any part thereof paid in Shares or as a bonus) that was paid to the Consultant by the Company as of the Effective Date, the Consultant shall be deemed to be entitled to a reduced consideration, which equals to sixty percent (60%) of the Consideration (the "REDUCED CONSIDERATION"). The Consultant's entitlement to the Reduced Consideration shall be regarded as gross compensation and shall apply retroactively as of the Effective Date.

          8.2.2. The Consultant and Mr. Shimon Citron shall be under a duty to immediately refund to the Company any amount paid on account of the Consideration by the Company as of the Effective Date in excess of the Reduced Consideration.

9.   MISCELLANEOUS

     9.1. The Consultant shall not assign this Agreement or any of its rights and privileges hereunder, whether voluntarily or by operation of law, to any person, firm or corporation without the prior written consent of the Company. Notwithstanding, it is agreed that the Consultant shall be entitled to assign the Consultant's rights and obligations under this Agreement to a corporation, provided that following such assignment the said corporation shall perform all the obligations of the Consultant under this Agreement solely through Mr. Shimon Citron.

     9.2. The provisions of this Agreement shall inure to the benefit of the Parties, their heirs, legal representatives, successors, and assigns. This Agreement and the Consultant's rights and obligations hereunder, may only be assigned by the Consultant as provided in section 9.1 above. Such assignment shall not release Consultant liability directly to the Company for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by the Consultant. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets. The Company may also assign this Agreement to any affiliate of the Company, provided, however, that no such assignment shall (unless the Consultant so agrees in writing) release the Company from its direct liability to the Consultant for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by the Company.

     9.3. Consultant shall be solely responsible for the payment of any taxes, including all business and income taxes arising out of the Consultant's activities under this Agreement.

     9.4. This Agreement constitutes the entire agreement between the Parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the Parties hereto. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by the Parties.

     9.5. No failure, delay or forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either Party of any of the terms or conditions hereof.

     9.6. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.


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     9.7. For the sake of avoiding any doubt, the provisions of Articles 4, 5,
          6, 7, 8 and 9 shall survive the expiration or termination for whatever reason of this Agreement, unless explicitly provided otherwise therein.

     9.8. Any notice from one Party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving Party as stated in the preamble to this Agreement, unless said Party informs the other Party in writing on a change of address.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first hereinabove written.

     /s/ Adiv Baruch, Niv Zilberstein               /s/ Shimon Citron
     ---------------------------------              -----------------
     WIN GAMING MEDIA, INC.                         CONSULTANT
     By: Adiv Baruch, Niv Zilberstein
     Its: Directors



ACKNOWLEDGMENT

I, the undersigned, Shimon Citron, hereby represent, warrant and undertake that I fully agree to all the provisions, obligations and restrictions set out in this Agreement, as if I entered into this Agreement myself and I undertake to fully comply with all such provisions, obligations and restrictions.

/s/ Shimon Citron
-----------------
SHIMON CITRON
Date: September 23, 2008




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